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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                      Date of Report:  February 15, 1995
               Date of Earliest Event Reported:  February 9, 1995


                          TELE-COMMUNICATIONS, INC.
         ------------------------------------------------------------
           (Exact name of Registrants as specified in their charters)


                               State of Delaware
                ---------------------------------------------
                (State or other jurisdiction of incorporation)


         0-20421                                        84-1260157
- -------------------------                   -----------------------------------
(Commission File Numbers)                  (I.R.S. Employer Identification Nos.)


            5619 DTC Parkway
           Englewood, Colorado                                80111
- ---------------------------------------               ----------------------
(Address of principal executive offices)                    (Zip Code)


      Registrants' telephone number, including area code:  (303) 267-5500
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         Liberty Media Corporation ("Liberty"), a wholly-owned subsidiary of Tele-Communications, Inc. ("TCI"), Comcast Corporation ("Comcast"), QVC Programming Holdings, Inc. (the "Purchaser"), a corporation which is jointly owned by Comcast and Liberty, and QVC, Inc. ("QVC") are parties to an Agreement and Plan of Merger dated as of August 4, 1994, as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, the Purchaser commenced an offer to purchase all outstanding shares of Common Stock ("QVC Common Stock") and Series B Preferred Stock and Series C Preferred Stock ("QVC Preferred Stock" and together with the QVC Common Stock, the "Shares") of QVC at $46 per share of QVC Common Stock and $460 per share of QVC Preferred Stock, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, as supplemented, and the related Letters of Transmittal (which collectively constitute the "QVC Tender Offer").

         Following expiration of the QVC Tender Offer at midnight, New York City time, on February 9, 1995, the Purchaser accepted for payment all Shares tendered to it. The Shares tendered constituted approximately 98.7% of the QVC Common Stock outstanding and approximately 100% and 99.8% of the two classes of Preferred Stock outstanding (in each case based upon information as to the number of Shares outstanding supplied to the Purchaser by QVC). Previously, the Purchaser had entered into a Tender Offer Facility with certain banks and had entered into a credit facility with QVC (the "QVC Credit Facility") in connection with the financing of the purchase of Shares in the QVC Tender Offer.

         In connection with the acceptance of Shares for payment in the QVC Tender Offer, Comcast, Liberty and the Purchaser entered into a Stockholders Agreement, dated as of February 9, 1995 (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, Liberty contributed to the capital of the Purchaser $7 million in cash in exchange for the issuance to it of common stock of the Purchaser constituting approximately 42.6% of the authorized and outstanding equity of the Purchaser. Comcast contributed to the capital of the Purchaser 7,907,434 shares of QVC Common Stock, 72,050 shares of QVC Preferred Stock and $267 million in cash in exchange for its approximately 57.4% equity interest in the Purchaser. The other funds necessary to consummate the QVC Tender Offer were obtained from drawings under the Tender Offer Facility and the QVC Credit Facility. Neither Comcast nor Liberty were required to provide any guarantees of the Tender Offer Facility and the QVC Credit Facility.

         Following consummation of the QVC Tender Offer, on February 15, 1995 the Purchaser was merged with and into QVC (the "Merger"), with QVC being the surviving corporation in the Merger. In the Merger, all remaining Shares were converted into an amount of cash equal to the price offered in the QVC Tender Offer. Following the Merger, Comcast and Liberty beneficially owned all of the outstanding capital stock of QVC. In connection with the financing of the Merger, the Purchaser entered into a Permanent Credit Facility. Amounts drawn down under this Facility were used to repay the Tender Offer Facility and to pay other fees and expenses in connection with the Merger. The Permanent Credit Facility is secured by substantially all of the assets of QVC. In addition, Comcast and Liberty have pledged their shares of the surviving corporation pursuant to the Permanent Credit Facility. Neither Liberty nor Comcast was required to provide an guarantees of the Permanent Credit Facility.

         In connection with the transactions contemplated under the Stockholders Agreement, TCI has undertaken to guarantee the performance of Liberty's obligations under the Stockholders Agreement. Such undertaking will terminate at such time as equity securities of Liberty or equity securities of TCI which are intended to track the financial performance of Liberty have been distributed, which securities impute a market capitalization of Liberty in excess of $2 billion.

         Historical financial statements for the nine months ended October 31, 1994 and for the year ended January 31, 1994 and pro forma financial information relating to September 30, 1994 were previously filed under Item 7 of the Company's Current Report on Form 8-K, as amended, dated February 3, 1995.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.



Date:    February 15, 1995



                                        TELE-COMMUNICATIONS, INC.  (Registrant)



                                        By:/s/ Stephen M. Brett
                                           Stephen M. Brett
                                             Executive Vice President and
                                               Secretary